This Trademark License Agreement ("Agreement"), effective as of December 31, 2001 ("Effective Date") is by and between Elcom International, Inc. with a principal place of business at 10 Oceana Way, Norwood, MA 02062 USA (hereinafter referred to as "Licensor") and AJJP Limited, a company incorporated in England under company number 4336259 (which is to be renamed Elcom Information Technology Limited after December 31, 2001) with its principal place of business at 349 Edinburgh Avenue, Slough, Berks SL1 4TU, United Kingdom ("Licensee").

1.   Definitions

(a) "Business" shall mean the information technology products reseller business carried on by Elcom Holdings Limited in the United Kingdom immediately before the Effective Date.

(b) "Elcom logo" shall mean the logo owned by Licensor attached hereto as Exhibit A.

(c) "Territory" shall mean the United Kingdom and Eire.

2.   License Grant and Restrictions

(a) Upon the terms and conditions hereinafter set forth, Licensor grants to Licensee a non-exclusive, non-transferable, royalty-free license to use the Elcom logo for ninety (90) days from the Effective Date in the Territory solely in connection with the Business in a manner consistent with usage guidelines provided by Licensor to Licensee from time to time.
(b) All rights not expressly granted are reserved by Licensor. Licensee acknowledges that nothing in this Agreement shall give it any right, title or interest in the Elcom logo, other than the license rights granted herein. Licensee may not use or reproduce the Elcom logo in any manner whatsoever other than as described above. Nothing in this Agreement shall prevent the Licensor or any other party authorized by the Licensor from using the Elcom logo in any manner and in relation to any goods or services in the Territory or elsewhere.

3.   No Further Conveyances
Licensee shall not assign, transfer or sublicense this Agreement (or any right granted herein) in any manner without the prior written consent of Licensor.

4.   Quality, Inspection, and Approval
At anytime at Licensor's request, Licensee shall supply Licensor, at no cost to the Licensor, with suitable specimens of Licensee's use of the Elcom logo in connection with the Business. Licensee must correct any deficiencies in its use of the Elcom logo in its advertising, packaging and collateral, and cease and desist from further publication or distribution of the materials upon reasonable notice from Licensor. Refusal to correct such deficiencies or to cease publication or distribution shall, at Licensor's discretion, result in revocation of the license to use the Elcom logo.

5.   Ownership, Registration, Identification and Use
Licensee acknowledges Licensor's ownership of the Elcom logo and all goodwill associated therewith, and all registrations thereof throughout the world. Licensor shall, in its own name and within its sole discretion, obtain such registrations of the Elcom logo as it may deem necessary. Licensee shall cooperate with Licensor in obtaining such registrations as Licensor may deem necessary, and in making such further filings (e.g., license recordal, registered user filings) as may be required, all at Licensor's expense. Licensee shall use the Elcom logo in a manner that does not derogate from Licensor's rights in the Elcom logo and will take no action that will interfere with or diminish Licensor's rights in the Elcom logo. Licensee agrees that all goodwill associated with the use of the Elcom logo by Licensee will inure to the benefit of Licensor, but for the avoidance of doubt all goodwill associated with the Business will inure to the benefit of Licensee. Licensee may not use Elcom logo in any way as to suggest endorsement or sponsorship of the Business by Licensor.

6.   Disclaimer of Warranty
6.1 The use of the Elcom logo in the Territory does not infringe any trademark, or any other intellectual property rights belonging to any third party in the Territory.
6.2 No claims or applications have been made against the Licensor, no notifications (including non-threatening letters) have been received by and no circumstances are known to the Licensor in respect of the Elcom logo which (notwithstanding any view taken by the Licensor as to the merits of such claim, application, notification or circumstances) if pursued, granted or acted upon would affect the accuracy of the warranties given at 6.1.
6.3 SUBJECT TO 6.1 AND, 6.2 TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE ELCOM LOGO IS PROVIDED "AS IS", WITHOUT WARRANTY OF ANY KIND, AND ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, ARE HEREBY EXCLUDED. IN THE EVENT OF A DISPUTE WITH A THIRD PARTY REGARDING LICENSOR'S OR LICENSEE'S RIGHT TO USE THE LICENSED MARKS, LICENSEE SHALL, AT LICENSOR'S REQUEST, IMMEDIATELY CEASE ALL USE OF THE ELCOM LOGO.

7.   Termination
7.1 At any time during the term of this Agreement, Licensor shall have the right to terminate this Agreement immediately:
7.1.1 if the Licensee is in material breach of this Agreement and fails to remedy such within fourteen (14) days of written notice to remedy the same;
7.1.2 if the Licensee enters into liquidation whether compulsory or voluntary (except for the purposes of bona fide reconstruction or amalgamation with the prior approval of the other party), or compounds with or makes any arrangements with its creditors or makes a general assignment for the benefit of its creditors, or if it has a receiver, manager, administrative receiver or administrator appointed over the whole or substantially the whole of its undertaking or assets, or if it ceases or threatens to cease to carry on its business, or if it suffers any analogous process under any foreign law.
7.2 From and after termination or expiration of this Agreement, Licensee shall cease and desist from all use of the Elcom logo.
7.3 Termination of this Agreement shall not, for the avoidance of doubt, affect any rights of the Licensee in respect of the rights of ownership and/or use of the trade mark "Elcom" under the Offer document for the sale of the Business of Elcom Holdings Limited and Elcom Information Technology Limited dated 31 December 2001 between Elcom Holdings Limited (1), Elcom Information Technology Limited (2) and the Licensee (3) or any restrictions as to such use as set out therein..

8.   Limitation of Liability
The cumulative liability of Licensor in respect of all claims for loss or damage arising out of, or in connection with any provision of this Agreement, except for death or personal injury resulting from negligence, will in no circumstance exceed US$10,000. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.   Further Assurance
Each party shall, at the cost and expense of the party requesting further assurance pursuant to this clause, execute and do all such further acts, things and deeds as may be reasonably required in order to give effect to the purposes of this Agreement and to afford the other the benefits hereby provided. Licensor shall assist Licensee as requested by Licensee (including by executing any necessary documents) in recording Licensee as a licensee of the Elcom logo on any relevant register in the Territory (including any applications for trademark registrations).

10.     General
(a) This Agreement shall be governed by and construed in accordance with the laws of English law without regard to its principles of conflicts of laws. The parties agree that non-exclusive jurisdiction and venue of any action with respect to this Agreement shall be in a court of competent subject matter jurisdiction located in England and Wales and each of the parties hereby submits itself to jurisdiction and venue of such courts for the purpose of any such action. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not be affected or impaired thereby.
(b) No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.
(c) Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, joint venture or agency relationship or as granting a franchise.
(d) This Agreement includes Exhibit A which is hereby incorporated by reference. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall supersede and merge all prior and contemporaneous communications. This Agreement shall not be amended except by a writing mutually executed on behalf of the parties by their respective authorized representatives.

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

                          TRADEMARK LICENSE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Elcom International, Inc.



By:     /s/
        ---------------------------
        Name:
        Title:

AJJP Limited

By:     /s/
        ---------------------------
        Name:
        Title:


Company Confidential                                            form8k_ex2.5.doc
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
                          TRADEMARK LICENSE AGREEMENT

Exhibit A

(Elcom Trademark Logo)

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